Investor Contacts:
KCSA Strategic Communications
Jeffrey Goldberger / Yemi Rose
+1 212.896.1249 / +1 212.896.1233
jgoldberger@kcsa.com / yrose@kcsa.com

Cascal N.V. Announces Highlights from Annual General Meeting

—Approves Annual Dividend of $0.09 per Share
—Adrian White Appointed Non-Executive Chairman

London, U.K, August 6, 2009 - Cascal N.V. (NYSE: HOO), a leading provider of water and wastewater services in seven countries, today announced highlights from its Annual General Meeting (AGM) of shareholders held today in Amsterdam, The Netherlands. A cash dividend of $0.09 per share, recommended by Cascal’s board of directors, was approved.  The dividend is payable to shareholders of record on September 23, 2009, and will be paid on September 30, 2009.  The shares become ex-dividend on September 21, 2009.  Dutch withholding tax will be deducted from the dividend at a rate of 15%, which may be reduced in certain circumstances.

Also, at the recommendation of Cascal’s board of directors, Adrian White was appointed as Non-Executive Director of Cascal N.V. at the Annual General Meeting of shareholders, increasing the size of the Board to seven members. During the meeting of the board of directors following the AGM, Mr. White was appointed Chairman of the Board of Directors of Cascal N.V.

The shareholders of Cascal N.V. voted in favor of all the resolutions proposed at the Annual General Meeting.

ABOUT CASCAL N.V.

Cascal provides water and wastewater services to its customers in seven countries: the United Kingdom, China, South Africa, Chile, Indonesia, Panama and The Philippines. Cascal's customers are predominantly homes and businesses representing a total population of approximately 4.3 million.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. There are important factors, many of which are outside of our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, housing and population growth trends, changes in energy prices and taxes, fluctuations with currency exchange rates, changes in regulations or regulatory treatment, changes in environmental compliance and water quality requirements, availability and the cost of capital, the success of growth initiatives, acquisitions and our ability to successfully integrate acquired companies and other factors discussed in our filings with the Securities and Exchange Commission, including under Risk Factors in our Form 20-F for the fiscal year ended March 31, 2009, filed with the SEC on July 1,2009. We do not undertake and have no obligation to publicly update or revise any forward-looking statement.

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